UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No.1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2018

Basic Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-32693	54-2091194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100
Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 334-4100

Not Applicable
(Former name or former address, if changed since last report.)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

On August 14, 2018, Basic Energy Services, Inc. (“Basic”) filed with the Securities and Exchange Commission (the “SEC”) a Current Report on Form 8-K (the “Original 8-K”) reporting that David Schorlemer was appointed Senior Vice President and Chief Financial Officer of Basic, effective August 27, 2018. This Current Report on Form 8-K/A (this “Amendment”) amends and supplements the Original 8-K to include the below information regarding Mr. Schorlemer’s title and employment agreement. No other modifications to the Original 8-K are being made by this Amendment. This Amendment should be read in connection with the Original 8-K, which provides a more complete description of Mr. Schorlemer’s appointment.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 27, 2018 (the “Effective Date”), Basic entered into an employment agreement with Mr. Schorlemer. A description of the material terms and conditions of Mr. Schorlemer’s arrangement is set forth below. Mr. Schorlemer is the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Basic.

Mr. Schorlemer’s employment agreement is effective through December 31, 2018 and will automatically renew for subsequent one year periods unless notice of termination is properly given by Basic or Mr. Schorlemer. Pursuant to the employment agreement, Mr. Schorlemer is entitled to an initial base salary of $400,000. Mr. Schorlemer will also be entitled to an annual performance bonus if certain performance criteria are met. Under the employment agreement, Mr. Schorlemer is eligible from time to time to receive awards of long-term equity incentive compensation under Basic’s equity compensation plans. Pursuant to his offer letter, Mr. Schorlemer will also receive guaranteed cash payments of $200,000 on each of March 15, 2019, March 15, 2020 and March 15, 2021. In addition, effective August 29, 2018, Mr. Schorlemer was granted 66,000 performance-based Restricted Stock Units under the Basic Energy Services, Inc. Management Incentive Plan based on a two-year performance period and followed by a two-year vesting period.

If Mr. Schorlemer’s employment is terminated for certain reasons, he would be entitled to a lump sum severance payment equal to 1.5 times the sum of his base salary plus his current annual incentive target bonus for the full year in which the termination of employment occurred. Additionally, if Mr. Schorlemer’s employment is terminated for certain reasons within the six months preceding or the twelve months following a change of control of Basic, he would be entitled to a lump sum severance payment equal to two times the sum of his base salary plus the higher of (i) his current annual incentive target bonus for the full year in which the termination of employment occurred or (ii) the highest annual incentive bonus received by him for any of the last three completed fiscal years. In the event that within the six months preceding or the twelve months following a change of control of Basic, Mr. Schorlemer’s employment agreement is not renewed by Basic and a new employment agreement has not been entered into, Mr. Schorlemer will be entitled to the same severance benefits described above, subject to certain conditions.

As consideration for Basic entering into the employment agreement, Mr. Schorlemer has agreed in his employment agreement that, for a period of six months following the termination of his employment by Basic without cause or by him for good reason, and for a period of two years following the termination of his employment for retirement or any other reason, he will not, among other things, engage in any business competitive with Basic’s, render services to any entity who is competitive with Basic or solicit business from certain of Basic’s customers or potential customers. These non-competition restrictions shall not apply in the event that such termination is within twelve months of a change of control of Basic. Additionally, Mr. Schorlemer has agreed not to solicit any of Basic’s employees to terminate, reduce or adversely affect their employment with Basic for a period of two years from his date of termination, for whatever reason.

The above summary of each of the employment agreement and the offer letter is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
10.1	Employment Agreement of David Schorlemer, effective as of August 27, 2018.
10.2	Offer Letter of David Schorlemer, dated August 12, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BASIC ENERGY SERVICES, INC.

Date: August 30, 2018	By: /s/ T.M. "Roe" Patterson
T.M. "Roe" Patterson
President and Chief Executive Officer